Exhibit 99

NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES REPORTS OCTOBER SALES

HOUSTON, TX, November 2, 2006 - Stage Stores, Inc. (NYSE: SSI) today reported that total sales for the four-week period ended October 28, 2006 increased 7.6% to $103.6 million from $96.3 million in the prior year four-week period ended October 29, 2005. As expected, comparable store sales decreased 2.5% versus last year's extremely strong post-hurricanes Katrina and Rita increase of 14.9%. The Company noted that, other than its Gulf Coast area stores which experienced negative comparable store sales as a result of their tougher comparisons to last year, stores in its other market areas generally achieved comparable store sales increases during the month.

With regard to its major categories of business, the Company reported that its accessories, dresses, home décor, men's and misses sportswear departments all had comparable store sales increases during October.

For the third quarter ended October 28, 2006, the Company reported that total sales increased 15.5% to $353.4 million from $306.0 million last year. Comparable store sales for the quarter increased 4.1% versus an increase of 3.9% last year.

SALES SUMMARY

	Comparable Store Sales Trend % Increase (Decrease)		Total Sales ($ in Millions)
Fiscal Period	2006	2005	2006	2005
1st Quarter	3.2%	4.9%	$343.5	$310.1
2nd Quarter	4.5	7.0	362.1	309.4
August	3.8	1.5	128.8	111.2
September	11.0	(2.6)	121.0	98.5
October	(2.5)	14.9	103.6	96.3
3rd Quarter	4.1	3.9	353.4	306.0
Year-To-Date (9 mos)	3.9	5.3	1,059.0	925.5

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Stage Stores Reports October Sales
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Store Activity

During October, the Company opened new Peebles stores in Albion, NY and St. Johns, MI, and entered its 33rd state by opening a new Peebles store in North Adams, MA. The Company also opened a new Palais Royal store in Humble, TX to replace the one that was closed there last year. In addition, the Company opened its final 9 converted B.C. Moore stores under its Peebles banner on October 12th. These 13 October openings brought the number of stores opened during the third quarter to 82, and increased the number of stores opened year-to-date to 93. The Company plans complete its fiscal 2006 store-opening program in November with the opening of an additional 15 new stores.

Third Quarter EPS Outlook

On October 24, 2006, the Company issued earnings guidance for the third quarter of $(0.01) - $0.02 per diluted share. The Company currently plans to report its actual third quarter and nine-months results before the market opens on Thursday, November 16, 2006, and will hold a conference call and webcast the same day beginning at 8:30 a.m. Eastern Time.

About Stage Stores

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities through 641 stores located in 33 states. The Company operates under the Bealls, Palais Royal and Stage names throughout the South Central states, and under the Peebles name throughout the Midwestern, Southeastern, Mid-Atlantic and New England states. For more information about Stage Stores, visit the Company's web site at www.stagestores.com.

"Safe Harbor" Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including comments regarding the Company's outlook for the third quarter of the 2006 fiscal year, as well as comments regarding the number of stores to be opened in November. The Company intends forward looking terminology such as "believes", "expects", "may", "will", "should", "could", "anticipates", "plans" or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could

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Stage Stores Reports October Sales
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cause the Company's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on April 13, 2006, in the Company's subsequent Quarterly Reports on Form 10-Q as filed with the SEC and other factors as may periodically be described in other Company filings with the SEC.

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